Exhibit 99.1

Poore Brothers Reports Third-Quarter Results

— Record Third-Quarter Revenue Driven by T.G.I. Friday’s® Brand and Crunch Toons™ Brand Shipments —

GOODYEAR, Ariz. – October 23, 2003 – Poore Brothers, Inc. (Nasdaq: SNAK) today reported financial results for the third quarter ended September 27, 2003.

Net revenue for the quarter ended September 27, 2003 reached $16.7 million, a third-quarter record, and increased 10% compared to third-quarter 2002 net revenue of $15.2 million.  The Company’s revenue increase was driven by strong growth of T.G.I. Friday’s® brand salted snacks in the convenience store channel, and by approximately $1.5 million of shipments of Crunch Toons™ brand snacks.  Overall, T.G.I. Friday’s® brand salted snacks revenue was 12% higher than in the third quarter of 2002, accounting for approximately 65% of the Company’s net revenue in the quarter.  T.G.I. Friday’s® brand salted snacks’ growth was partially offset by anticipated lower shipments of Tato Skins® brand snacks in the vending channel, and by slightly lower revenue from the Company’s potato chip brands and distributed products.

Net income for the third quarter was $0.3 million, or $0.02 per basic and $0.01 per diluted share, compared to net income of $1.1 million, or $0.06 per basic and diluted share, in the comparable quarter of 2002.  Net income was impacted in the third quarter of 2003 by consumer marketing programs and other costs associated with a launch of the Crunch Toons™ brand.  Net income in the third quarter of 2002 was favorably impacted by the reversal of a deferred tax valuation allowance of $0.6 million, or approximately $0.04 per basic and diluted share.

Gross profit in the third quarter increased 41% to $3.6 million, or 22% of net revenue, despite being negatively impacted by $0.6 million of shelf-placement fees incurred related to the Crunch Toons™ brand launch and reflected as a reduction of net revenue.  This compares to $2.6 million, or 17% of net revenue, in the same quarter of 2002. The increase in gross profit was attributable to higher revenue, improved manufacturing efficiencies, and lower overall trade promotion spending.

Operating costs increased to $3.1 million in the third quarter of 2003, up from $2.0 million in 2002, or 18.6% versus 13.2% of net revenue.  The increase was driven principally by consumer marketing programs and other costs associated with the launch of Crunch Toons™.  Net interest expense decreased in the third quarter of 2003 by over 50% from the comparable period in 2002 due to lower long-term debt and higher investment income.  Pre-tax income rose 7% to $0.5 million compared to $0.4 million in the same quarter of 2002.  The Company’s income tax rate in

2003 of approximately 37.5% reflects both federal and state income taxes, whereas 2002 reflected the deferred tax valuation allowance reversal previously mentioned.

For the nine months ended September 27, 2003, net revenue increased 13% to a record $50.5 million, compared with revenue of $44.8 million in the first nine months of the previous year.  Net income for the nine months ended September 27, 2003 increased 24% to $2.6 million, or $0.15 per basic and $0.14 per diluted share, compared with net income of $2.1 million, or $0.13 per basic and $0.12 per diluted share, in the prior-year period.  Increased net revenue and net income for the nine-month period was the result of the same factors affecting the third quarter results.

Net income for the nine months of 2002 was favorably impacted by the reversal of a deferred tax valuation allowance of $0.6 million, or approximately $0.04 per basic and diluted share, related to the Company’s net operating loss carryforward and the lack of any federal income tax provision in previous quarters.  In 2003, net income included $1.9 million of pre-tax income from a previously announced insurance claim settlement, partially offset by a $1.0 million pre-tax impairment write-down of idle packaging equipment.

Mr. Eric J. Kufel, president and chief executive officer, stated, “We are pleased with our third quarter revenue and better than expected profitability. Our T.G.I. Friday’s® brand continued its strong growth and we made strong progress in the launch of our Crunch Toons™ brand.   Our focus on Crunch Toons™ grocery distribution this quarter has resulted in shipments to approximately thirty key grocery retailers and ten additional retailer authorizations expected to result in orders in the fourth quarter.  In total, we believe these retailers represent over one-third of grocery distribution nationally.”

“While initial promotional orders from retailers have been below our expectations, Crunch Toons™ revenue is tracking at a pace similar to the first few months of our T.G.I. Friday’s® brand snacks introduction, and Crunch Toons™ brand margins have exceeded our expectations,” continued Mr. Kufel.  “We believe that the fourth quarter consumer marketing programs will favorably impact consumer awareness and trial.  In addition, we expect the release of the upcoming live-action adventure comedy, “Looney Tunes: Back in Action,” from Warner Bros. Pictures on November 14th and other Looney Tunes™ branding programs being launched by Warner Bros. Consumer Products and selected licensees will enhance the public’s awareness and drive consumer trial of our products.  Initial consumer feedback regarding the product continues to be very positive.”

 “In the third quarter, we initiated our introductory trade promotion programs for the grocery channel and will continue those along with approximately $3 million in consumer marketing program spending in the fourth quarter, including a Sunday newspaper coupon-insert and the Company’s first-ever national television advertising, to generate consumer trial and build equity in the company-owned Crunch Toons™ brand name,” commented Mr. Thomas W. Freeze, senior vice president and chief financial officer.  “These investments will negatively impact profitability in the short-term, however, we believe that these strategic investments are critical to the brand’s long-term success.”

 “We are updating our 2003 annual guidance to reflect lower-than-expected initial promotional order volume and stronger-than-expected brand profit margins, particularly for the Crunch Toons™ brand,” continued Mr. Freeze.  “Accordingly, our 2003 annual revenue guidance has been adjusted to $66-69 million, yet we are maintaining our net income guidance of $0.6 - $1.1 million, or $0.03 - $0.06 per diluted share, which excludes the impact of the insurance claim settlement and the impairment write-down of idled packaging equipment which occurred in the second quarter.  Including those items, our net income guidance remains $0 - $0.5 million, or $0.00 - $0.03 per diluted share.  As we have previously indicated, we will provide guidance for 2004 once our consumer and trade promotion programs are implemented and we can more accurately assess the impact those programs have on consumer demand for the Crunch Toons™ brand.”

“While focused on maximizing the success of our Crunch Toons™ brand launch in the near-term, we continue to make progress towards identifying major new character opportunities for release in 2004, as well as identifying new brand opportunities.  We remain committed to building a diverse portfolio of innovative $20-50 million national niche snack food brands capable of sustaining long-term revenue and profit growth in 2004 and beyond,” concluded Mr. Kufel.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including Crunch Toons™, T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®. For further information about Poore Brothers or this release, please contact Thomas W. Freeze, Senior Vice President and Chief Financial Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are “forward looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of existing and future products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

LOONEY TUNES, characters, names and all related indicia are trademarks of and © Warner Bros. Entertainment.

(s03)

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Quarter Ended
			Nine Months Ended
	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenue	$16,661,499	$15,209,269	$50,460,125	$44,845,108
Cost of revenue	13,016,505	12,644,935	39,048,891	36,576,157
Write-down of equipment	35,882	—	1,046,602	—
Gross profit	3,609,112	2,564,334	10,364,632	8,268,951
Selling, general & administrative expenses	3,093,271	2,014,543	7,996,941	6,348,637
Operating income	515,841	549,791	2,367,691	1,920,314
Insurance claim settlement, net	—	50	1,918,784	11,391
Interest expense, net	(55,542)	(118,671)	(191,570)	(435,303)
Income before income tax provision	460,299	431,170	4,094,905	1,496,402
Income tax (provision) benefit	(172,000)	619,950	(1,533,000)	574,950
Net income	$288,299	$1,051,120	$2,561,905	$2,071,352

Earnings per common share:
Basic	$0.02	$0.06	$0.15	$0.13
Diluted	$0.01	$0.06	$0.14	$0.12
Weighted average number of common shares:
Basic	17,997,911	16,362,344	17,237,799	15,964,730
Diluted	19,369,977	17,961,882	18,153,174	17,909,308

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 27, 2003	Dec. 28, 2002
	(unaudited)
Current assets	$14,936,227	$8,808,726
Property and equipment, net	11,798,985	13,009,948
Other assets, net	10,334,812	9,937,952
Total assets	$37,070,024	$31,756,626

Current liabilities	$7,253,519	$6,848,755
Long-term debt	3,403,178	4,105,118
Deferred tax liability	195,443	80,512
Total liabilities	10,852,140	11,034,385
Shareholders’ equity	26,217,884	20,722,241
Total liabilities and shareholders’ equity	$37,070,024	$31,756,626

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	Sept. 27, 2003	Sept. 28, 2002
	(unaudited)	(unaudited)
Net cash flows from operating activities	$4,593,409	$4,511,686
Net cash flows from investing activities	(741,951)	(381,358)
Net cash flows from financing activities	1,580,627	(4,543,756)
Net increase (decrease) in cash	5,432,085	(413,428)
Cash and cash equivalents at beginning of period	1,395,187	894,198
Cash and cash equivalents at end of period	$6,827,272	$480,770